AGREEMENT

This Agreement is made this 9th day of August, 2005, between Sedona Holdings,

Corp., a validly existing Illinois corporation and Sundown Designs, Inc., a validly existing Illinois corporation hereafter collectively “Manufacturer” and Tom Bontems, an individual and Universal Fog Inc., a validly existing Arizona Corporation, hereafter “Distributor”.

RECITALS

WHEREAS, Manufacturer has an exclusive product line of low-voltage architectural and landscape lighting products and seeks to expand its marketing and distribution territory in the cities of Scottsdale and Phoenix, Arizona.

WHEREAS, Distributor is established in Scottsdale and Phoenix, Arizona and believes that a mutually beneficial business relationship can be entered into between the patties.

WHEREAS, the marketing, distribution, sales and service “Territory” is defined herein as and is limited to the cities of Phoenix and Scottsdale, Arizona.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein as well as other good and valuable consideration paid by Distributor to Manufacturer the receipt of which is hereby acknowledged by Manufacturer or is described in detail in this document the parties hereby agree as follows:

AGREEMENT

I. Validity and Ownership. Distributor acknowledges that Manufacturer manufacture’s a product line of low-voltage architectural landscaping light products which are unique and trademarked.

2. The License. That subject to the terms of this Agreement Manufacturer shall provide to Distributor it’s line of architectural and landscape lighting products and Distributor will have an exclusive wholesale distribution right of said products for the Territory. Distributor agrees to exclusively purchase and use only the Manufacturer’s product line of architectural and landscape lighting fixtures for any and all landscape and lighting installations and sales to all third parties.

3.            Quality of Services. Distributor shall market, install and service only the Manufacturer’s line of architectural and landscape lighting fixtures under the Service Mark of “Sundown Designs” to third parties at the quality level and under the guidance and direction of Manufacturer.

4.            Subsidiary Corporation. Distributor shall form a separate, subsidiary corporation that will not use in its corporate name “Sundown Designs” or “Sedona Holdings” or any name that is similar. Once this corporation is formed, Distributor shall file the appropriate paperwork to have this subsidiary corporation doing business as “Sundown Outdoor Lighting of Arizona.” Distributor shall be solely responsible for the operations and management of this subsidiary corporation.

5.           Profits. That in consideration of all of the above requirements, Distributor shall receive 100% of the profits of the sales, resale and installation from the subsidiary corporation to be named and doing business as “Sundown Outdoor Lighting of Arizona,” Distributor shall be solely responsible for operating and managing said subsidiary corporation including any and all employee expenses, any and all taxes, dividends, losses or expenses and will indemnify Manufacturer from any claims of liability.

6.           Stock Transfer. In consideration of the exclusive wholesale distribution rights of the Manufacturer’s trademarked product line and expert guidance Distributor shall transfer two hundred thousand (200,000) registered shares of stock of Universal Fog, Inc. to Sedona Holdings, Inc. This transfer shall be completed within 30 days of the date of this contract and shares will not be sold for a minimum of one (I) year without Distributor’s consent.

7.           Indemnity. Manufacturer assumes no liability to or for Distributor or to third parties with respect to the performance characteristics of the services rendered or products sold by the manufacturer under the Service Mark. The Distributor shall fully indemnify and hold harmless Manufacturer against any claim, liability, loss, damage, attorney’s fees or expenses whatsoever incurred as a result of any claims by Distributor or a third party involving the sale of the Manufacturer’s services and products. Distributor shall not be liable for any negligent act of Manufacturer in the manufacturing of its products. In the event the Distributor shall fail to so defend and/or indemnify and save harmless, then in such instance the Manufacturer shall have full rights to defend, pay or settle said claim on its behalf without notice to the Distributor and with full rights to recourse against the Distributor for all fees, costs, expenses and payments made or agreed to be paid to discharge said claim.

8.	Termination.

Except as otherwise provided herein, this Agreement shall remain in full force and effect, but is terminable at the will of Manufacturer upon not less than thirty (30) days written notice to Distributor.

b. If Distributor makes any assignments of assets or business for the benefit of creditors, or a trustee or receiver is appointed to conduct its business or affairs, or it is adjudged in any legal proceeding to be in either a voluntary or involuntary bankruptcy, then the rights granted herein shall forthwith cease and terminate without prior notice or legal action by Manufacturer.

9.            Ownership of Service Mark. Distributor and all parties to this Agreement acknowledge Manufacturer’s exclusive right, title and interest in and to the Trade Name and Service Mark and any Registration that have issued or may issue thereon, for “Sundown Designs” and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair part of such right, title and interest and all parties have signed a separate Licensing Agreement to that effect.

10.          Notices. Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if mailed by registered mail, postage prepaid, addressed to the party to be notified at its address, or at such other address as may be furnished in writing to the notifying party.

11.         Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters set forth herein, and this Agreement may not be modified except by a written document signed by both parties.

12.         Infringement: Distributor shall promptly notify Manufacturer of any actual or suspected infringement or misuse of the service mark or any third party liability claims. Distributor agrees to assist Manufacturer and its agents in the prosecution or defense of legal action taken by Manufacturer or its agents against the unauthorized use of the “Sundown Designs” Marks by third parties or filing of any claim by a third party.

13.         Severability. Each provision of this Agreement is considered severable from all other provisions. If any provision of this Agreement is held to be invalid as a matter of law, the invalid provisions shall be null and void and shall be deemed deleted from this Agreement and all remaining provisions of the agreement shall remain in full force and effect.

14.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their parent, related and subsidiary companies, whether based within or outside of the United States and upon their respective predecessors heirs successors, assigns and agents.

15.         Governing Law. This Agreement shall be governed by the Laws of the state of Illinois and the United States where applicable. All parties agree to submit to the jurisdiction of a court sitting in Illinois for resolution of any cause of action arising out of this Agreement. If any term(s) of this agreement need to be enforced or are disputed then Distributor shall pay any and all expenses and fees incurred by Manufacturer in any such proceeding.

IN WITNESS WHEREOF, each of the parties hereto bas caused this Agreement to be signed by an authorized officer.

Sundown Designs, Inc.	Universal Fog, Inc.

Date: 8/11/05	Date: 8/9/05

By: /s/ Todd Hedon	By: /s/ Tom Bontems

Name: Todd Hedon	Name: Tom Bontems

Title: President	Title: President

Sedona Holdings, Inc.	Tom Bontems, individually

Date: 8/11/05	Date: 8/9/05

By: Todd Hedon	By: Tom Bontems

Name: Todd Hedon

Title: President